Exhibit 99(k)(1)

FORM OF ADMINISTRATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this       day of            , 2015, between Pomona Investment Fund (the “Trust”), a Delaware statutory trust, and Pomona Management LLC (the “Administrator”), a limited liability company organized under the laws of the State of Delaware.

WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.          Appointment.  The Trust hereby appoints the Administrator, subject to the direction of the Board of Trustees (the “Trustees”), for the period and on the terms set forth in this Agreement, to provide administrative services, as described herein, with respect to the Trust.  The Administrator accepts such appointment and agrees to render the services set forth herein.

2.          Services of the Administrator.  Subject to the general supervision of the Trustees of the Trust, the Administrator shall provide the following administrative services with respect to the Trust:

(a)          Provide the administrative services described below in furtherance of the ordinary operation of the Trust including, but not limited to, (i) coordinating all matters relating to the ordinary operation of the Trust, including any necessary coordination among the investment adviser to the Trust (the “Adviser”), custodian, transfer agent, dividend disbursing agent, sub-administrator and portfolio accounting agent (including pricing and valuation of the Trust’s portfolio), other pricing services, accountants, attorneys, and other parties performing services or operational functions for the Trust; (ii) supervising the maintenance by third parties selected by the Trust of such books and records of the Trust as may be required by applicable federal or state law; (iii) supervising the preparation by third parties selected by the Trust of all federal, state, and local tax returns and reports relating to the Trust required by applicable law; (iv) supervising general portfolio compliance monitoring with respect to applicable federal, state or foreign law or regulation; (v) supervising the preparation and the filing, with the assistance of counsel, and arranging for the distribution of proxy materials and periodic reports to shareholders of the Trust as required by applicable law; (vi) supervising the preparation and the filing, with the assistance of counsel, of registration statements and other documents with the U.S. Securities and Exchange Commission (the “SEC”) and other federal and state regulatory authorities as may be required by applicable law; (vii) taking such other action with respect to the Trust as may be required by applicable law, including without limitation the rules and regulations of the SEC and other regulatory agencies; (viii) providing the Trust, with the assistance of counsel, legal support for the purchase, sale, holding, monitoring, disposing or sustenance of portfolio securities and other assets for the Trust; (ix) providing the Trust, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Trust as contemplated in this Agreement; (x) arranging for meetings of the Trust’s Trustees and, in connection therewith, providing the Trustees with necessary or appropriate information for its meetings; (xi) supervising the maintenance of the Trust’s existence, and during such time as shares of the Trust are publicly offered, maintaining the registration and qualification of the Trust’s shares under federal and state law; and (xii) supervising the maintenance of the Trust’s governance documents.  Nothing in this provision shall be deemed to inhibit the Trust or its officers from engaging, at the expense of the Trust, other persons to assist in providing administrative services to the Trust including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants, sub-administrator and others.

(b)          Render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request.

(c)          Make available to the Trust, promptly upon request, any of the Trust’s books and records under supervision of the Administrator under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(d)          Make its officers and employees available to the Trustees and officers of the Trust for consultation and discussions regarding the administration of the Trust and the services provided to the Trust under this Agreement.

(e)          Develop and implement, if appropriate, management and shareholder services designed to enhance the value or convenience of the Trust as an investment vehicle, which include receiving and responding to inquiries and instructions from shareholders or their representatives or intermediaries relating to the Trust, concerning, among other things, share transactions or account information, or referring any such inquiries to the Trust’s officers or appropriate agents.

(f)          Supervise the Trust’s accountant in determining, consistent with the Trust’s valuation procedures and the policies and procedures stated in the Trust’s registration statement, the value of portfolio securities or other assets of the Trust and the net asset value per share for the Trust, and calculate for recommendation to or ratification by the Trustees of the Trust the value of any of the Trust’s portfolio securities and other assets for which readily available market quotations are not available.

(g)          Supervise the Trust’s sub-administrator in its performance of certain sub-administration and sub-accounting services for the Trust.

(h)          The Administrator shall also provide services in connection with such other administrative services, whether similar to or different from those described in subparagraphs (a)-(g) of this paragraph 2, as the parties may from time to time agree in writing.

(i)          In the event that the Administrator provides any services to the Trust, or pays or assumes a Trust expense, which the Administrator is not obligated to provide, pay or assume under this Agreement, the Administrator shall not be obligated hereby to provide the same or any similar service to the Trust or to pay or assume the same or any similar Trust expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Trust under any separate agreement or arrangement between the parties.

3.          Conformity with Applicable Law and Industry Standard.  The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the registration statement of the Trust and with the instructions, procedures and directions of the Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In addition, the Administrator shall seek to maintain a standard of service that is consistent with those prevailing in the fund industry for comparable funds.

4.          Exclusivity.  The services of the Administrator to the Trust under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Trust) and to engage in other activities.

5.          Expenses.  During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Trust under this Agreement and such expenses as are assumed by the Adviser pursuant to the Investment Management Agreement between the Trust and the Adviser or by the Trust’s sub-adviser, if any, pursuant to a sub-advisory agreement.  The Trust shall be responsible for such assumed expenses and for all expenses of its operations, including, without limitation, the administration fee payable hereunder; advisory fees; brokerage commissions; and other transactional expenses incurred in the purchase, sale, holding, monitoring, disposing or sustenance of portfolio securities and other assets for the Trust, including, but not limited to, legal and closing costs and travel-related expenses of the Administrator’s personnel relating to services for the Trust hereunder; fees and expenses of any credit facility, including interest expenses; legal fees and expenses of attorneys and their support staff that represent the Trust (including but not limited to counsel’s assistance with the preparation or review of the Trust’s registration statement, proxy materials and periodic reports to shareholders, contracts with third parties, examinations and inquiries by regulatory entities, compliance with requirements of the 1940 Act, financial statements, and meetings of the Trustees); costs related to the custody of the Trust’s assets (including custody of assets outside of the United States); costs of any services contracted for by the Trust directly from parties other than the Administrator including, but not limited to, a sub-administrator engaged by the Trust; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; fees of accountants and accounting services; any expenses of the Trust’s regulatory compliance program and the Trust’s chief compliance officer; the expense of obtaining quotations for calculating the Trust’s net asset value; taxes, if any; the preparation, review, and filing of the Trust’s tax returns and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Trust under federal and state laws and regulations and any other expenses associated with the initial and continuous offering of shares of the Trust; organizational expenses and expenses of maintaining the Trust’s legal existence; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and trustee meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; expenses of preparing prospectuses and statements of additional information, shareholder reports and notices, proxy materials, and other documents filed with governmental agencies; the costs of the Trust’s corporate governance, including fees and expenses of the Trustees and the costs of preparing, printing and delivering reports and other communications to Trustees and travel expenses relating to meetings of the Trustees and committees thereof; indemnification costs and expenses; fees and expenses of counsel to the Trust; fees and expenses of counsel to the Trustees who are not interested persons (as such term is defined in the 1940 Act) (the “Independent Trustees”) and any consultants or other persons engaged by or on behalf of the Independent Trustees; trade association dues; fidelity bond and insurance premiums for the Trust on its Trustees or officers; extraordinary expenses such as litigation expenses or other expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence; and costs of pricing services used in computing the Trust’s net asset value.  To the extent the Administrator incurs any costs or performs any services which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Administrator for such costs and expenses.  To the extent the services for which the Trust is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Trust only to the extent of its costs for such services.

6.          Compensation.  For the services provided by the Administrator to the Trust pursuant to this Agreement, the Trust pays the Administrator the quarterly administration fee (the “Administration Fee”) of 0.0625% (0.25% on an annualized basis) of the Trust’s quarter-end net asset value paid quarterly in arrears. The Administration Fee is also an expense paid out of the Trust’s net assets and is computed based on the value of the net assets of the Trust as of the close of business on the last business day of each quarter (including any assets in respect of shares that are repurchased as of the end of the quarter). Upon the termination of this Agreement before the end of any quarter, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement. Subject to a separate sub-administration agreement, the Trust may also pay a sub-administrator a sub-administration fee out of the Trust’s net assets.

7.          Liability; Indemnification.

(a)          The Administrator shall give the Trust the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The parties acknowledge the importance of the Administrator freely exercising its reasonable judgment in the performance of its responsibilities, obligations and duties hereunder, and thus the Administrator may rely on information reasonably believed by it to be accurate and reliable. Accordingly, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the responsibilities, obligations or duties hereunder, neither the Administrator nor its stockholders, officers, directors, employees, agents or control persons (collectively, the “Covered Persons”) shall be subject to any liability for any act or omission in connection with or arising out of any services rendered under this Agreement or otherwise related to this Agreement, or for any Losses (as defined below) that may be sustained in the purchase, holding or sale of any security or other asset by the Trust. Any liability incurred by the Administrator pursuant to this paragraph 7(a) in any year shall be limited to the revenues of the Administrator derived from the Trust in that fiscal year of the Trust.  The Administrator shall be responsible as provided herein for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other agents of or service providers to the Trust. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.

(b)          The Administrator is authorized and instructed to rely upon the information it receives from the Trust, its Trustees or any third party agent (including, without limitation, the Trust’s custodian(s), manager(s), sub-adviser(s), and pricing services or sources) authorized by the Trust to provide such information to the Administrator. The Trust and any third party agents from which the Administrator shall receive or obtain certain records, reports and other data used or relied upon by the Administrator in rendering the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Trust as a result of the Administrator reliance on and utilization of such information. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust or any third party agent to provide it with the information required.

(c)          The Trust shall indemnify and save harmless the Covered Persons and their executors, heirs, assigns, successors or other legal representatives (“Indemnitees”), to the fullest extent permitted by law, from and against any and all claims, liabilities, damages, losses, costs, charges, fees, penalties and other expenses (including reasonable attorney’s fees and disbursements) of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnitee or for which any Indemnitee may be held liable (a “Claim”) and that in any way arise out of or in connection with, or in any way relate to, the performance or non-performance of or by the Indemnitee of any of the Administrator’s duties, responsibilities, or services hereunder, whether express or implied hereunder; provided, however, that no Indemnitee shall be indemnified against any liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(d)          Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Trust in advance of the final disposition of a proceeding upon receipt by the Trust of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not indemnifiable under this Agreement; provided, however, that expenses shall not be advanced by the Trust unless (i) the Indemnitee has provided security considered in the reasonable discretion of the Trustees to be appropriate for such undertaking; or (ii) the Trust shall be insured against losses arising from any such advance payments; or (iii) a reasonable belief is formed that the Indemnitee ultimately will be found entitled to indemnification, as determined by either (x) a majority of the Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Trust who are not parties to the proceeding, acting on the matter, or (y) independent legal counsel, in a written opinion that includes a discussion of pertinent facts and legal analysis, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(e)          Promptly after receipt of notice of the commencement of an investigation, action, claim or proceeding, an Indemnitee shall notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery under this paragraph. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss or Claim, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Indemnitee, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies the Indemnitee of such election, the Indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by it subsequent to the receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case the Indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the parties or a party and any Indemnitee, the Trust will reimburse the Indemnitee in such suit for the reasonable fees and expenses of any counsel retained by the Indemnitee.

(f)          In the event the Trust elects to assume its own defense in any such suit, the Trust agrees that it shall not enter into any settlement agreement or similar agreement with other parties in such suit unless the Administrator and all of the other Indemnitees named as defendants are unconditionally released in such agreement or arrangement, or unless the Administrator provides its consent to such settlement or similar arrangement in writing.

(g)          The Administrator shall look solely to Trust property for satisfaction of claims of any nature against the Trust or a Trustee, officer or agent of the Trust arising in connection with the affairs of the Trust.

(h)          The indemnification agreement and all obligations of the parties contained in this paragraph 7 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party seeking indemnification, and shall survive the delivery of any shares of the Trust and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of parties indemnified hereunder and their estates and successors.

8.          Continuation and Termination.  This Agreement shall become effective on the date the Trust commences investment operations, provided that this Agreement will not take effect unless it has first been approved by a majority vote of the Independent Trustees.  Unless terminated as provided herein, the Agreement shall continue in full force and effect through March 31, 2017. Thereafter, if not terminated, this Agreement shall continue from year to year thereafter so long as such continuation is approved at least annually by the vote of a majority of the Trustees, including a majority of the Independent Trustees.

This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the Trustees on sixty (60) days’ written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust.

9.          Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Trust.

10.         Limitation of Liability of Trustees.  Notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the Trustees, as Trustees and not individually, and that the obligations of this Agreement with respect to the Trust shall be binding upon the assets and the properties of the Trust only and shall not be binding upon the assets or properties of the Trustees, officers, agents or shareholders of the Trust individually.

11.         Trust Ownership of Records. All records required to be maintained and preserved by the Trust and by the Administrator pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act, including any such records maintained by the Administrator in connection with the performance of its obligations hereunder, are the property of the Trust and shall be surrendered by the Administrator promptly on request by the Trust; provided that the Administrator may at its own expense, make and retain copies of any such records.

12.         Notices. Notices of any kind shall be in writing and shall be duly given if delivered to (1) the Administrator at Pomona Management LLC, 780 Third Avenue, 46th Floor, New York, NY 10017; or (2) to the Trust at 780 Third Avenue, 46th Floor, New York, NY 10017.

13.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14.         Applicable Law.

(a)          This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rules or order of the SEC thereunder, and without regard for the conflicts of laws principle thereof.

(b)          If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)          The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, on the day and year first above written.

POMONA INVESTMENT FUND

By:

POMONA MANAGEMENT LLC

By:

[Signature Page to Administration Agreement of Pomona Investment Fund]